Exhibit 99.1

News Release

Weatherford Reports Fourth Quarter and 2016 Annual Results
Sequential Revenue increased 4%, led by an 8% increase in North America
Operating Margins improved 273 basis points sequentially with 68% incrementals
Strong Positive Cash Flow from Operations
BAAR, SWITZERLAND, February 1, 2017 - Weatherford International plc (NYSE: WFT) reported a net loss of $549 million, or a loss of $0.59 per share, and non-GAAP net loss of $303 million before charges and credits ($0.32 non-GAAP loss per share) on revenues of $1.41 billion for the fourth quarter of 2016.

Fourth Quarter 2016 Highlights

•	Free cash flow generated from operations (non-GAAP) was $171 million;

•	Operating margins improved by 273 basis points sequentially, with 68% incrementals; and

•	Revenue of $1.41 billion was up 4% sequentially, led by North America and Middle East/North Africa/Asia Pacific regions.

Full Year 2016 Highlights

•	Reduced net debt and extended debt maturities through a series of capital market transactions;

•	Achieved annualized cost savings of $601 million;

•	Achieved best safety record in Company history; and

•	Reduced nonproductive time in core product lines by 24 percent year-over-year.

Krishna Shivram, Chief Executive Officer, stated, “During 2016, we took the necessary steps to secure our liquidity and provide a runway from which the Company can become consistently profitable and free cash flow positive. We also removed a significant level of fixed costs, while still achieving the best safety record in the company’s history and measurably improving our service quality and performance.

I am pleased with our fourth quarter results. Revenue grew by 4% sequentially, despite approximately $40 million of lost revenue as we idled our U.S. pressure pumping business during the quarter. Sequential operating income incrementals were 68%, easily exceeding our targeted 50%. Excluding the land drilling rig business, revenue grew 4% with operating income incrementals of 73%, clearly exhibiting the power of increased revenue spread over a low and efficient fixed cost base.

North America revenue grew 8% and would have increased 17%, if we continued our pressure pumping activities for the full quarter. Both the U.S. and Canada grew strongly on land while offshore Gulf of Mexico weakened. Incrementals in North America were 104% as we removed costs throughout the fourth quarter. Operating losses in North America were $58 million including a loss of $29 million related to the pressure pumping business, which would have been negatively impacted by another $20 million had this business continued through the quarter.

International revenue grew 2% while operating margins improved slightly. In Latin America, activity levels were weak in Mexico, Venezuela and Brazil; restructuring of the industry in Argentina placed downward pressure on pricing, while activity in Colombia surged. Eastern Hemisphere revenue grew 4% sequentially with 168 basis point margin improvement and 39% incrementals. Product sales were approximately $40 million higher than the normal quarterly level. The North Sea and Russia experienced a seasonal slowdown. Sub-Sahara Africa activity declined in Angola and Nigeria while Asia-Pacific benefited from product sales in Australia and Malaysia. The Middle East/North Africa region was positively impacted by higher product sales as well as the start-up of activities on several of the service contracts won over the last six months. We expect to start-up on the remaining service contracts in early 2017.

Free cash flow from operations was $171 million, driven by working capital improvements, and after successful debt and equity raises totaling $996 million during the quarter, net debt was reduced by $507 million to $6.5 billion.”

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	12/31/2016	9/30/2016	12/31/2015	Sequential	Year-on-Year
Total Segment Results
Revenue	$1,406	$1,356	$2,012	4%	(30)%
Segment Operating Loss	$(76)	$(111)	$(270)	31%	72%
Segment Operating Margin	(5.4)%	(8.2)%	(13.4)%	273 bps	801 bps
Adjusted Segment Operating Income (Loss) *	$(76)	$(111)	$57	31%	(235)%
Adjusted Segment Operating Margin *	(5.4)%	(8.2)%	2.8%	273 bps	(824 bps)
Adjusted Segment Incrementals/(Decrementals ) **				68%	(22)%

Net Loss	$(549)	$(1,780)	$(1,208)	69%	55%
Adjusted Net Loss *	$(303)	$(349)	$(102)	13%	(200)%

Diluted Loss per Share	$(0.59)	$(1.98)	$(1.54)	70%	62%
Adjusted Diluted Loss per Share *	$(0.32)	$(0.39)	$(0.13)	16%	(150)%

*
Adjusted Segment Operating Income (Loss), Operating Margin, Net Loss and Diluted Loss per Share here and elsewhere in this filing are non-GAAP measures and primarily exclude the charges and credits for the Zubair legacy contract, inventory write-downs and other charges.

** Adjusted Segment Incrementals/(Decrementals) here and elsewhere in this filing are calculated by taking the change in adjusted segment operating income (loss) over the change in revenue.

Shivram continued, “After a protracted period of relentless cost structure transformation, implementation of disciplined financial metrics and the overall realignment of our Company, Weatherford is now well positioned with a streamlined portfolio to make material progress in operating results and to deleverage our balance sheet.

As supply and demand fundamentals continue to steadily improve, we stand at the beginning of a multi-year cycle of increased spending by our customers, almost entirely focused on developing mature reservoirs, principally on land. We are perfectly aligned to benefit from the attributes of this kind of cycle as it plays to our strengths on land in Well Construction, Completions and Artificial Lift.

We are now emerging from the downturn as a much stronger organization. With a transformed cost structure, and a much-improved balance sheet, we are committed to delivering the difference for our clients through innovation, collaboration and fit-for-purpose solutions. Our focus is centered on service quality, safety, customer engagement, talent management and further strengthening a culture of accountability. As we execute on this ‘Back to the Basics’ strategy, we expect stronger financial results will naturally follow.”

Fourth Quarter 2016 Results

Revenue for the fourth quarter of 2016 was $1.41 billion compared with $1.36 billion in the third quarter of 2016 and $2.01 billion in the fourth quarter of 2015. Fourth quarter revenue improved 4% sequentially and declined 30% from the prior year. North America revenue increased 8% despite the shutdown of the U.S. pressure pumping business that began in the middle of the quarter while International revenue improved 2% and Land Drilling Rigs revenue declined 4% sequentially.

Net loss for the fourth quarter of 2016 was $549 million (diluted net loss of $0.59 per share), compared to a $1.78 billion loss in the third quarter of 2016 (diluted net loss of $1.98 per share), and a $1.21 billion loss in the fourth quarter of the prior year (diluted net loss of $1.54 per share).

Non-GAAP adjusted net loss for the fourth quarter of 2016 was $303 million (non-GAAP diluted net loss of $0.32 per share), compared to a non-GAAP $349 million loss in the third quarter of 2016 (non-GAAP diluted net loss of $0.39 per share), and a non-GAAP $102 million loss in the fourth quarter of the prior year (non-GAAP diluted net loss of $0.13 per share).

After-tax charges, net of credits, of $246 million for the fourth quarter include:

•	$125 million in severance and restructuring charges;

•	$69 million in pressure pumping business related shutdown costs and other charges;

•	$30 million in litigation charges;

•	$28 million in other charges and credits;

•	$10 million in Egyptian foreign currency devaluation charges; and

•	$16 million of income related to the fair value adjustment of our outstanding warrants.

Negative segment operating margin of 5.4% for the fourth quarter improved 273 basis points sequentially, and improved 801 basis points from the fourth quarter of 2015. Negative adjusted segment operating margin of 5.4% for the fourth quarter improved 273 basis points sequentially, and declined 824 basis points from the fourth quarter of 2015. Sequential adjusted segment operating income incrementals were 68% on a 4% revenue increase and year-on-year adjusted operating income decrementals were 22% on a revenue decline of 30%.

Free Cash Flow and Financial Covenants

Free cash flow generated by operations (non-GAAP) was $171 million for the fourth quarter of 2016, including $263 million from reductions in working capital balances. Capital expenditures of $68 million were down $72 million, or 51%, versus the same quarter in the prior year and increased by $6 million, or 10%, from the third quarter of 2016. For 2016, capital expenditures were down $478 million, or 70%, from 2015 showing continued capital discipline. Also included in the quarter’s free cash flow were $105 million of debt interest payments. Additionally, $39 million of cash severance and restructuring costs were paid this quarter, thereby reducing operating costs going forward. At the end of the quarter, we are in compliance with all financial covenants in our revolving and term loan credit facilities and we expect to remain in compliance throughout 2017.

Region and Segment Highlights

North America

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	12/31/2016	9/30/2016	12/31/2015	Sequential	Year-on-Year
North America
Revenue	$485	$449	$699	8%	(31)%
Segment Operating Loss	$(58)	$(95)	$(152)	39%	62%
Segment Operating Margin	(11.9)%	(21.2)%	(21.8)%	938 bps	979 bps
Adjusted Segment Operating Loss *	(58)	(95)	(68)	40%	15%
Adjusted Segment Operating Margin *	(11.9)%	(21.2)%	(9.6)%	938 bps	(221 bps)
* Adjusted Segment Operating Loss and Margin here and elsewhere in this filing are non-GAAP measures and primarily exclude the charges and credits for inventory write-downs and other charges.

Fourth quarter revenues of $485 million were up $36 million, or 8% sequentially, and down $214 million, or 31%, over the same period last year. Fourth quarter segment operating loss improved by $37 million sequentially to $58 million (-11.9% margin). Fourth quarter segment operating and adjusted segment operating loss improved by 62% and 15%, respectively, from the same quarter of the prior year. The increase in sequential revenue in the region was attributed to the increase in average rig count of 50% in Canada and 23% in the U.S., positively impacting our Well Construction, Drilling Services and Completion product lines.

Key operational successes in U.S. land and offshore include:
•In the Bakken Shale, a client contracted Weatherford to replace electric submersible pumps (ESPs) with Rotaflex® 1100 long-stroke pumping units on a group of wells to mitigate downhole failures and increase production while lowering utility costs. Weatherford provided classroom and field training for client personnel to help ensure a smooth transition. The results have been outstanding and the client has now committed to the installation of an additional 40 Rotaflex units.
•In the U.S. Gulf of Mexico, Weatherford won a one-year extendable contract to provide managed pressure drilling (MPD) services on challenging offset wells that the operator deemed to be “undrillable” without MPD. Weatherford will provide a turnkey solution, working with the drilling contractor to integrate a fit-for-purpose MPD package onto the rig.

International Operations

(In Millions, Except Per Share Amounts)	Three Months Ended			Change
	12/31/2016	9/30/2016	12/31/2015	Sequential	Year-on-Year
International Operations
Revenue	$827	$809	$1,166	2%	(29)%
Operating Income (Loss)	$7	$3	$(75)	133%	109%
Adjusted Segment Operating Income *	$7	$3	$142	133%	(96)%
Adjusted Segment Operating Margin *	0.7%	0.5%	12.1%	23 bps	(1,138 bps)
* Adjusted Segment Operating Income and Margin here and elsewhere in this filing are non-GAAP measures and primarily exclude the charges and credits for the Zubair legacy contract, inventory write-downs and other charges.

Fourth quarter revenues of $827 million were up 2% sequentially and down 29% year-on-year. Fourth quarter adjusted segment operating income was $7 million (0.7% margin), up from $3 million (0.5% margin) in the prior quarter and down from $142 million (12.1% margin) from the same quarter in the prior year.

•	Latin America
Fourth quarter revenues of $250 million were down $5 million, or 2% sequentially, and down $126 million, or 34%, compared to the same quarter in the prior year. Fourth quarter adjusted segment operating income of $6 million (2.3% margin) was down $8 million sequentially and down 90% compared to the same quarter in the prior year. Sequentially, adjusted segment decrementals were 125% for the quarter. The primary contributors to the revenue decrease were reduced activity in Venezuela, lower offshore activity in Mexico, and further reductions of offshore operations in Brazil, which were partly offset by increased activity in Colombia on a higher active rig count. The decrease in adjusted operating margin was primarily due to the product line mix which negatively impacted adjusted operating income.

In Colombia, Weatherford delivered cost savings to a client through efficient technologies and services by deploying Drilling with Casing (DwC) systems in a well with high mud losses, which reduced operating costs by 40% compared to conventional drilling.

•	Europe/Sub-Sahara Africa/Russia
Fourth quarter revenues of $214 million were down $11 million, or 5% sequentially, and down $123 million, or 37%, over the same quarter in the prior year. Fourth quarter adjusted segment operating loss of $8 million (-4.0% margin) was down from a loss of $3 million (-1.0% margin) sequentially, and down from income of $38 million (11.4% margin) year-on-year. Continued activity reductions in offshore West Africa and the beginning of the seasonal decline in the North Sea and Russia drove the sequential revenue.

Highlights for the region include the following:
•Weatherford won a three-year contract for integrated services on a drilling rig in the North Sea by demonstrating the capability to efficiently provide services across multiple product lines, reduce personnel on board (POB) and lower costs. The scope of service includes Tubular Running Services, liner hangers and rental tools. Additionally, Weatherford will provide training to help assure that the operations can be executed safely and efficiently with minimal POB.
•In a separate area of the North Sea, Weatherford installed inverse gas-lift systems in a mature well with integrity issues. The well had previously used conventional gas lift. Driven by regulatory changes, the operator needed to find an alternative enhanced oil recovery (EOR) method. Technologies from the Renaissance® family of brownfield solutions, including safety valves, enabled continuous gas injection to maximize production and minimize cost.

•	Middle East/North Africa/Asia Pacific
Fourth quarter revenues of $363 million were up 10% sequentially and down 20% from the same quarter in the prior year. Adjusted segment operating income of $9 million (2.4% margin) improved versus a loss of $8 million (-2.2% margin) in the prior quarter and down from $45 million (10.0% margin) in the same quarter of the prior year. Revenues increased from year-end product deliveries in Completions and Artificial Lift across the region and also due to higher service activity in Algeria, and the Gulf Countries. Adjusted operating income increased due to lower operating costs and higher margin product sales.

During the quarter, Weatherford also recorded several notable wins in the Middle East:
•A three-year coiled-tubing services contract for a large NOC in the region. Additionally, the Company gained market share with the win of a three-year contract for Open and Cased-Hole Completion. For both awards, Weatherford was selected based on technical differentiation, ability to swiftly deploy resources and extensive client engagement.

In addition, Weatherford experienced a significant uptick in MPD contract wins across the region:
•In a large Middle Eastern market, MPD has rapidly grown from a special application used only in extreme well conditions to a standard technique used in multiple well types. Weatherford experienced wide adoption of MPD in land operations and increasing interest in deploying rotating control devices in complex offshore wells. These technologies offer benefits including mitigating drilling hazards, reducing costs, improving safety, efficiently reaching target depth, and increasing reservoir access.
•Elsewhere in the Middle East, Weatherford successfully reached total depth in a high-pressure well in less than 10 days using MPD. The operator had expected to drill the last two hole sections in 36 days. No kicks or losses were encountered, and the client experienced total savings of approximately $1.3 million. Based on this success, the client will likely deploy MPD on additional wells.
•Weatherford received its first NOC contract for offshore MPD in the Gulf Region. This three year contract covers several offshore wells with challenges including depleted reservoirs, fractures, high-pressure water zones, high temperatures and deep gas. MPD systems offer significant benefits in deep-gas wells, including reducing kicks and differential sticking.

Land Drilling Rigs

Fourth quarter revenues of $94 million were down $4 million, or 4% sequentially and down $53 million, or 36%, compared to the same quarter in the prior year. Fourth quarter segment operating loss of $25 million (-26.1% margin) was down $6 million sequentially and down $8 million from the same quarter in the prior year. The main factors affecting the decrease in revenue and operating income were a reduction in active rigs as several units rolled off contract while others were en route to other contract locations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation related to the adoption of new accounting standards.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 90 countries and has a network of approximately 900 locations, including manufacturing, service, research and development, and training facilities and employs approximately 30,000 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

Conference Call

The Company will host a conference call with financial analysts to discuss the quarterly results on February 2, 2017, at 8:30 a.m. eastern time (ET), 7:30 a.m. central time (CT). Weatherford invites investors to listen to the call live via the Company’s website, at http://ir.weatherford.com/conference-call-details. A recording of the conference call and transcript of the call will be available in that section of the website shortly after the call ends.

# # #

Contacts:	Christoph Bausch	+1.713.836.4615
Executive Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Marketing and Communications

Forward-Looking Statements

This news release contains, and the conference call announced in this release may include, forward-looking statements. These forward-looking statements include, among other things, the Company’s quarterly non-GAAP earnings per share, effective tax rate, free cash flow, net debt, forecasts or expectations regarding business outlook, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including possible changes in the expected savings associated with prior workforce reduction and prior and ongoing facility closures; and risks associated with the Company’s ability to achieve the benefits and cost savings of such activities. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Reports on Form 10-Q, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Net Revenues:
North America	$485	$699	$1,878	$3,494
Middle East/North Africa/Asia Pacific	363	453	1,453	1,947
Europe/SSA/Russia	214	337	939	1,533
Latin America	250	376	1,059	1,746
Land Drilling Rigs	94	147	420	713
Total Net Revenues	1,406	2,012	5,749	9,433

Operating Income (Loss):
North America	(58)	(68)	(382)	(224)
Middle East/North Africa/Asia	9	45	7	211
Europe/SSA/Russia	(8)	38	(11)	217
Latin America	6	59	65	315
Land Drilling Rigs	(25)	(17)	(87)	13
Adjusted Segment Operating Income (Loss)	(76)	57	(408)	532
Research and Development	(40)	(52)	(159)	(231)
Corporate Expenses	(32)	(47)	(139)	(194)
Other Charges, Net	(251)	(992)	(1,545)	(1,653)
Total Operating Loss	(399)	(1,034)	(2,251)	(1,546)

Other Expense:
Interest Expense, Net	(136)	(117)	(499)	(468)
Bond Tender Premium, Net	—	—	(78)	—
Warrant Fair Value Adjustment	16	—	16	—
Currency Devaluation Charges	(10)	(17)	(41)	(85)
Other, Net	(8)	20	(24)	3
Net Loss Before Income Taxes	(537)	(1,148)	(2,877)	(2,096)

Income Tax (Provision) Benefit	(7)	(52)	(496)	145

Net Loss	(544)	(1,200)	(3,373)	(1,951)
Net Income Attributable to Noncontrolling Interests	5	8	19	34
Net Loss Attributable to Weatherford	$(549)	$(1,208)	$(3,392)	$(1,985)

Loss Per Share Attributable to Weatherford:
Basic & Diluted	$(0.59)	$(1.54)	$(3.82)	$(2.55)

Weighted Average Shares Outstanding:
Basic & Diluted	937	782	887	779

Weatherford International plc
Selected Statements of Operations Information
(Unaudited)
(In Millions)
	Three Months Ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Net Revenues:
North America	$485	$449	$401	$543	$699
Middle East/North Africa/Asia Pacific	363	329	400	361	453
Europe/SSA/Russia	214	225	243	257	337
Latin America	250	255	249	305	376
Land Drilling Rigs	94	98	109	119	147
Total Net Revenues	$1,406	$1,356	$1,402	$1,585	$2,012

	Three Months Ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Operating Income (Loss):
North America	$(58)	$(95)	$(101)	$(128)	$(68)
Middle East/North Africa/Asia Pacific	9	(8)	—	6	45
Europe/SSA/Russia	(8)	(3)	1	(1)	38
Latin America	6	14	1	44	59
Land Drilling Rigs	(25)	(19)	(17)	(26)	(17)
Adjusted Segment Operating Income (Loss)	(76)	(111)	(116)	(105)	57
Research and Development	(40)	(33)	(41)	(45)	(52)
Corporate Expenses	(32)	(30)	(34)	(43)	(47)
Other Charges, Net	(251)	(771)	(269)	(254)	(992)
Total Operating Loss	$(399)	$(945)	$(460)	$(447)	$(1,034)

	Three Months Ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Product Service Line Revenues:
Formation Evaluation and Well Construction (a)	$773	$765	$806	$890	$1,087
Completion and Production (b)	539	493	487	576	778
Land Drilling Rigs	94	98	109	119	147
Total Product Service Line Revenues	$1,406	$1,356	$1,402	$1,585	$2,012

	Three Months Ended
	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Depreciation and Amortization:
North America	$41	$55	$58	$54	$73
Middle East/North Africa/Asia Pacific	52	60	60	61	61
Europe/SSA/Russia	41	45	48	48	46
Latin America	55	56	56	61	63
Land Drilling Rigs	22	22	23	22	26
Research and Development and Corporate	4	4	4	4	6
Total Depreciation and Amortization	$215	$242	$249	$250	$275

(a)
Formation Evaluation and Well Construction includes Managed-Pressure Drilling, Drilling Services, Tubular Running Services, Drilling Tools and Rental Equipment, Wireline Services, Testing and Production Services, Re-entry and Fishing Services, Cementing Products, Liner Systems, Integrated Laboratory Services and Surface Logging.

(b)	Completion and Production includes Artificial Lift Systems, Stimulation and Completion Systems.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Millions, Except Per Share Amounts)

	Three Months Ended			Year Ended
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
Operating Income (Loss):
GAAP Operating Loss	$(399)	$(945)	$(1,034)	$(2,251)	$(1,546)
Severance, Restructuring and Exited Businesses	130	22	68	280	232
Litigation Charges, Net	30	9	4	220	116
Impairments, Asset Write-Downs and Other (a) (b) (c) (d)	91	740	838	1,043	1,105
Legacy Contracts and Other	—	—	82	2	200
Total Non-GAAP Adjustments	251	771	992	1,545	1,653
Non-GAAP Adjusted Operating Income (Loss)	$(148)	$(174)	$(42)	$(706)	$107

Loss Before Income Taxes:
GAAP Loss Before Income Taxes	$(537)	$(1,084)	$(1,148)	$(2,877)	$(2,096)
Operating Income Adjustments	251	771	992	1,545	1,653
Bond Tender Premium, Net	—	—	—	78	—
Warrant Fair Value Adjustment	(16)	—	—	(16)	—
Currency Devaluation Charges	10	—	17	41	85
Non-GAAP Loss Before Income Taxes	$(292)	$(313)	$(139)	$(1,229)	$(358)

(Provision) Benefit for Income Taxes:
GAAP (Provision) Benefit for Income Taxes	$(7)	$(692)	$(52)	$(496)	$145
Tax Effect on Non-GAAP Adjustments	1	660	97	600	(7)
Non-GAAP (Provision) Benefit for Income Taxes	$(6)	$(32)	$45	$104	$138

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(549)	$(1,780)	$(1,208)	$(3,392)	$(1,985)
Total Charges, net of tax	246	1,431	1,106	2,248	1,731
Non-GAAP Net Loss	$(303)	$(349)	$(102)	$(1,144)	$(254)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(0.59)	$(1.98)	$(1.54)	$(3.82)	$(2.55)
Total Charges, net of tax	0.27	1.59	1.41	2.53	2.22
Non-GAAP Diluted Loss per Share	$(0.32)	$(0.39)	$(0.13)	$(1.29)	$(0.33)

GAAP Effective Tax Rate (e)	(1)%	(64)%	(5)%	(17)%	7%
Non-GAAP Effective Tax Rate (f)	(2)%	(10)%	32%	8%	39%

(a)
Impairments, asset write-downs and other of $91 million in the fourth quarter of 2016 include $69 million in pressure pumping business related shutdown costs and other charges, and $22 million of other charges and credits.

(b)
Impairments, asset write-downs and other of $1.0 billion for the year ended December 31, 2016 include $710 million related to long-lived asset impairments asset write-downs and other charges and credits, $219 million of inventory write-downs, and $114 million of pressure pumping business related charges.

(c)
Impairments, asset write-downs and other of $838 million in the fourth quarter 2015 include $514 million of long-lived asset impairments, $217 million of inventory write-downs, $46 million of supply contract related charges, $31 million of bad debt expense charges and $30 million of other charges.

(d)
Impairments, asset write-downs and other of $1.1 billion for the year ended December 31, 2015 include $638 million of long-lived asset impairments, $226 million of inventory write-downs, $130 million of supply contract related charges, $31 million of bad debt expense charges and $80 million of other charges.

(e)	GAAP Effective Tax Rate is the GAAP provision for income taxes divided by GAAP income before income taxes.

(f)	Non-GAAP Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes and calculated in thousands.

Weatherford International plc
Selected Balance Sheet Data
(Unaudited)
(In Millions)

	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Assets:
Cash and Cash Equivalents	$1,037	$440	$452	$464	$467
Accounts Receivable, Net	1,383	1,414	1,484	1,693	1,781
Inventories, Net	1,802	1,917	2,195	2,302	2,344
Property, Plant and Equipment, Net	4,480	4,708	5,247	5,471	5,679
Goodwill and Intangibles, Net	3,045	3,104	3,182	3,216	3,159

Liabilities:
Accounts Payable	845	666	790	934	948
Short-term Borrowings and Current Portion of Long-term Debt	179	555	290	1,212	1,582
Long-term Debt	7,403	6,937	6,943	5,846	5,852

Weatherford International plc
Net Debt
(Unaudited)
(In Millions)

Change in Net Debt for the Three Months Ended 12/31/2016:
Net Debt at 9/30/2016			$(7,052)
Operating Loss			(399)
Depreciation and Amortization			215
Capital Expenditures for Property, Plant and Equipment			(68)
Proceeds from Dispositions and Insurance Recoveries			21
Decrease in Working Capital			263
Equity Issuance Proceeds, Net			448
Proceeds from Note Receivable			43
Litigation Payments			(33)
Asset Write-Downs and Other Charges			64
Currency Devaluation Charges			10
Income Taxes Paid			(21)
Interest Paid			(105)
Other			69
Net Debt at 12/31/2016			$(6,545)

Change in Net Debt for the Twelve Months Ended 12/31/2016:
Net Debt at 12/31/2015			$(6,967)
Operating Loss			(2,251)
Depreciation and Amortization			956
Capital Expenditures for Property, Plant and Equipment			(204)
Proceeds from Dispositions and Insurance Recoveries			88
Decrease in Working Capital			453
Equity Issuance Proceeds, Net			1,071
Proceeds from Note Receivable			43
Bond Tender Premium, Net			(78)
Payment for Leased Asset Purchase			(87)
Litigation Charges, Net			157
Long-lived Asset Impairments, Asset Write-Downs and Other Charges			630
Inventory Charges			219
Currency Devaluation Charges			41
Income Taxes Paid			(161)
Interest Paid			(467)
Net Change in Billings in Excess/Costs in Excess			51
Other			(39)
Net Debt at 12/31/2016			$(6,545)

Components of Net Debt	12/31/2016	9/30/2016	12/31/2015
Cash	$1,037	$440	$467
Short-term Borrowings and Current Portion of Long-term Debt	(179)	(555)	(1,582)
Long-term Debt	(7,403)	(6,937)	(5,852)
Net Debt	$(6,545)	$(7,052)	$(6,967)
“Net Debt” is defined as debt less cash. Management believes that it provides useful information regarding our level of indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information, additional meaningful comparisons between current results and results of prior periods. The non-GAAP amounts shown below should not be considered as substitutes for cash flow information prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported cash flow statements prepared in accordance with GAAP.

Weatherford International plc
Selected Cash Flow Data
(Unaudited)
(In Millions)

	Three Months Ended			Year Ended
	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
Net Cash Provided by (Used In) Operating Activities	$136	$(106)	$323	$(314)	$706

Capital Expenditures for Property, Plant and Equipment	(68)	(62)	(140)	(204)	(682)

Proceeds from Dispositions and Insurance Recoveries*	21	21	16	88	37

Free Cash Flow	$89	$(147)	$199	$(430)	$61

Adjusted for Litigation Payments (Reimbursements)**	82	—	(15)	78	105

Free Cash Flow Provided by (Used In) Operations	$171	$(147)	$184	$(352)	$166

“Free Cash Flow” is defined as net cash provided by or used in operating activities less capital expenditures plus proceeds from dispositions and insurance recoveries. “Free Cash Flow Provided by (Used In) Operations” is defined as net cash provided by or used in operating activities less capital expenditures plus proceeds from dispositions and insurance recoveries and adjusted for litigation reimbursements. Management uses the two free cash flow metrics to measure progress on capital efficiency and cash flow initiatives.

*As of December 31, 2016, the $88 million includes proceeds from disposal of property, plant, and equipment of $49 million and $39 million of insurance reimbursements received on a land drilling rig loss.

**As of December 31, 2016, the $78 million includes payments of $82 million primarily related to the SEC settlement offset by $4 million in insurance proceeds received in the first quarter 2016 that reimburses a portion of a shareholder derivative litigation settlement payment of $120 million made in the third quarter of 2015.